EXHIBIT 99.1

Explanation of Responses

(1)	Owned by Wheaten HealthCare Partners, LP (“Wheaten”), of which the Reporting Person is a general partner.

(2)

The Warrant was issued in exchange for an outstanding warrant held by Wheaten, originally issued on December 14, 2005, to purchase an equivalent number of shares of Common Stock at an exercise price per share of $3.00 (subject to adjustment), pursuant to the exchange offer (the “Exchange Offer”) under the terms of the Company’s offering of its Series D 8% Convertible Preferred Stock (“Series D Preferred Stock”) in a private placement that closed on September 15, 2008 (the “Series D Offering”). The number of shares issuable upon exercise of the Warrant, and the exercise price per share thereof, is subject to adjustment pursuant to the terms of the Warrant. Until the Company obtains Authorized Shareholder Approval (as defined in the Warrant), the aggregate number of shares of Common Stock that the Company may issue upon exercise of outstanding Warrants issued in connection with the Series D Offering is subject to limitation pursuant to the terms of the Warrant. The Reporting Person disclaims ownership of the Warrant and the underlying shares of Common Stock, except to the extent of his pecuniary interest therein, if any.

(3)

The Warrant was issued in exchange for an outstanding warrant held by Wheaten, originally issued on October 6, 2004, to purchase an equivalent number of shares of Common Stock at an exercise price of $1.54 per share (subject to adjustment), pursuant to the Exchange Offer under the terms of the Series D Offering. The number of shares issuable upon exercise of the Warrant, and the exercise price per share thereof, is subject to adjustment pursuant to the terms of the Warrant. Until the Company obtains Authorized Shareholder Approval (as defined in the Warrant), the aggregate number of shares of Common Stock that the Company may issue upon exercise of outstanding Warrants issued in connection with the Series D Offering is subject to limitation pursuant to the terms of the Warrant. The Reporting Person disclaims ownership of the Warrant and the underlying shares of Common Stock, except to the extent of his pecuniary interest therein, if any.

(4)

The number of shares issuable upon exercise of the Warrant, and the exercise price per share thereof, is subject to adjustment pursuant to the terms of the Warrant. Until the Company obtains Authorized Shareholder Approval (as defined in the Warrant), the aggregate number of shares of Common Stock that the Company may issue upon exercise of outstanding Warrants issued in connection with the Series D Offering is subject to limitation pursuant to the terms of the Warrant. The Reporting Person disclaims ownership of the Warrant and the underlying shares of Common Stock, except to the extent of his pecuniary interest therein, if any.

(5)

The number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock, and the conversion price per share thereof, is subject to adjustment pursuant to the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on September 15, 2008 (the “Series D Certificate”). The shares of Series D Preferred Stock are convertible by the holder or the Company in accordance with the terms of the Series D Certificate. Until the Company obtains Authorized Shareholder Approval (as defined in the Series D Certificate), the aggregate number of shares that the Company may issue upon conversion of outstanding shares of Series D Preferred Stock is subject to limitation pursuant to the terms of the Series D Certificate. The Reporting Person disclaims ownership of the shares of Series D Preferred Stock and the underlying shares of Common Stock, except to the extent of his pecuniary interest therein, if any.

(6)	The Series D Preferred Stock shall remain outstanding until converted to Common Stock by the holder or the Company pursuant to its terms.